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                                                            Exhibit 23.1

                           INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Del Laboratories, Inc.:

We consent to incorporate by reference in the Registration Statement (No. 33-27777) on Form S-8 and Registration Statement (No. 33-64777) on Form S-8 of Del Laboratories, Inc. of our report dated February 19, 1999, relating to the consolidated balance sheets of Del Laboratories, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule which report appears in the December 31, 1998 annual report on Form 10-K of Del Laboratories, Inc.

                                    KPMG LLP

Melville, New York
March 26, 1999